Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces Record Third Quarter Results and Raises 2022 Guidance

Third Quarter Revenue of $105.3 million, up 21% Year-over-Year; Net Income from Continuing Operations of $20.2 million; and Adjusted EBITDA(1) of $43.7 million, up 7% Year-over-Year

BROOMFIELD, CO - November 3, 2022 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter ended September 30, 2022.

Q3 2022 Highlights

•
Record total revenue of $105.3 million increased 21% compared to Q3 2021, fueled by strong growth in both service and equipment revenue.
o
Record service revenue of $75.3 million increased 14% compared to Q3 2021 and 3% compared to Q2 2022.
o
Record equipment revenue of $30.1 million increased 43% compared to Q3 2021 and 21% compared to Q2 2022.
•
AVANCE equipment units shipped totaled 388, an increase of 47% compared to Q3 2021 and 25% compared to the previous quarterly record set in Q2 2022.
•
Total ATG aircraft online (“AOL”) reached 6,777, an increase of 10% compared to Q3 2021 and 2% compared to Q2 2022.
o
Total AVANCE units online grew to 3,079, an increase of 38% compared to Q3 2021 and 6% compared to Q2 2022. AVANCE units comprised more than 45% of total AOL as of September 30, 2022, up from 36% as of September 30, 2021.
•
Average Monthly Revenue per ATG aircraft online (“ARPU”) of $3,376 increased 3% compared to Q3 2021 and 1.4% compared to Q2 2022.
•
Net income from continuing operations increased to $20.2 million from $19.7 million in Q3 2021. Q3 2022 net income is net of an $8 million income tax provision compared to a $0.1 million income tax provision in Q3 2021.
o
Diluted earnings per share from continuing operations was $0.15 compared to $0.16 in Q3 2021, driven primarily by the final settlement of the Company's 2022 Convertible Notes in Q2 2022.
•
Record Adjusted EBITDA(1) of $43.7 million, which includes $1.8 million of expenses related to Global Broadband, increased 7% compared to Q3 2021 and 6% compared to Q2 2022.
•
Cash provided by operating activities from continuing operations of $27.7 million in Q3 2022 increased from $26.8 million in the prior year period.
o
Free Cash Flow(1) was $8.5 million compared with $24.6 million in the prior year period, driven by an increase in capital expenditures tied to Gogo 5G.
o
Cash and cash equivalents totaled $152.2 million as of September 30, 2022 compared to $164.0 million as of June 30, 2022. Cash and cash equivalents as of September 30, 2022 reflect the Company’s September repurchase of 1.5 million shares of common stock for $18.4 million in a private transaction.

“Gogo’s record AVANCE equipment shipments in the third quarter underscore our ability to execute in a robust, underpenetrated Business Aviation market,” said Oakleigh Thorne, Chairman and CEO. “Looking ahead, the roll-out of commercial Gogo 5G services and our LEO-based Global Broadband offering will continue to elevate our performance and expand our addressable market.”

“Gogo’s strong third quarter operating results drove increases in our 2022 financial guidance for revenue, Adjusted EBITDA and Free Cash Flow,” said Barry Rowan, Executive Vice President and CFO. “We reiterate our long-term financial targets for 17% revenue growth for 2021 through 2026 and over $200 million in Free Cash Flow beginning in 2025.”

Updated 2022 Financial Guidance and Long-Term Financial Targets

The Company updates its guidance for 2022 as follows:

•
Total revenue of $395 million to $405 million versus prior guidance at the high end of the range of $390 million to $400 million.
•
Adjusted EBITDA(1) of $165 million to $170 million versus prior guidance at the high end of the range of $150 million to $160 million, which reflects a $5 million reduction in operating expenses resulting from the previously announced delay in the commercial launch of Gogo 5G and includes a combined $6 million of estimated litigation expenses and estimated operating expenses for Global Broadband that were not included in our original 2022 guidance.
•
Free Cash Flow(1) of $50 million to $60 million versus prior guidance of $35 million to $45 million, due primarily to a $10 million reduction in 5G spending. Free Cash Flow guidance now includes capital expenditures of approximately $55 million, of which $40 million is tied to Gogo 5G, versus prior capital expenditure guidance of approximately $65 million, with $50 million tied to Gogo 5G.
•
The Company expects that aggregate Free Cash Flow for 2022 and 2023 will be roughly equivalent to the range of $145 million to $155 million provided by the Company on August 5, 2022. Free Cash Flow for 2023 will be impacted by, among other things, the Gogo 5G delay and potentially by the Federal Communications Commission’s Secure and Trusted Communications Networks Reimbursement Program (the “FCC Program”).

The Company reiterates its long-term financial targets for Revenue growth, annual Adjusted EBITDA Margin, and Free Cash Flow beginning in 2025, as follows:

•
Revenue growth at a compound annual growth rate of approximately 17% from 2021 through 2026, with Global Broadband contributing to revenue beginning in 2025.
•
Annual Adjusted EBITDA Margin(1) approaching 50% in 2026, up from the low 40%'s in 2022 and 2023.
•
Free Cash Flow of over $200 million beginning in 2025.

The Company’s 2022 financial guidance and long-term targets include Global Broadband but do not reflect the impact of other new strategic investments or the FCC Program, as the Company awaits further information regarding whether Congress will appropriate additional funds for eligible expenditures under the FCC Program. We plan to provide updated 2023 and long-term guidance on our fourth quarter earnings call.

(1)
See “Non-GAAP Financial Measures” below.

Conference Call

The Company will host its third quarter conference call on November 3, 2022 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at http://ir.gogoair.com.

Participants can also join the call by dialing +1 844-543-0451 (within the United States and Canada). Please click on the below link to retrieve your unique conference ID to use to access the earnings call:

https://register.vevent.com/register/BI4e33e92731104f91ba75eb7fcb838e8d

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow, in the supplemental tables below, and we refer to Adjusted EBITDA Margin in our discussion of long-term baseline targets above. Management uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or Adjusted EBITDA Margin or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted EBITDA Margin in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2022, Adjusted EBITDA Margin for fiscal 2022, 2023 and 2026 and Free Cash Flow for fiscal 2023 and 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to attract and retain customers and generate revenue from the provision of our connectivity and entertainment services; our reliance on our key OEMs and dealers for equipment sales; our ability to develop and deploy Gogo 5G and Global Broadband; the impact of current and potential future competition; the impact of the COVID-19 pandemic and the measures implemented to combat it; global supply chain and logistics issues and the impact of inflation; our ability to evaluate or pursue strategic opportunities; our reliance on third parties for equipment and services; our ability to recruit, train and retain highly skilled employees; the impact of adverse economic conditions; our ability to maintain our rights to use our licensed 3 Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of our use of open source software; the impact of equipment failures or material software defects; the impact of service disruptions caused by, among other things, force majeure events, cyberattacks or other malicious activities; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; the impact of government regulation of the internet and conflict minerals; our possession and use of personal information; the extent of expenses, liabilities or business disruptions resulting from litigation; our ability to protect our intellectual property rights; our substantial indebtedness, limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; fluctuations in our operating results; our ability to fully utilize portions of our deferred tax assets; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2022 and in our quarterly reports on Form 10-Q as filed with the SEC on May 5, 2022, August 5, 2022 and November 3, 2022.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of September 30, 2022, Gogo reported 3,079 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 6,777 aircraft flying with its ATG systems onboard, and 4,484 aircraft with narrowband satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Service revenue	$75,252	$66,204	$218,983	$190,326
Equipment revenue	30,066	20,968	76,921	53,090
Total revenue	105,318	87,172	295,904	243,416
Operating expenses:
Cost of service revenue (exclusive of amounts shown below)	17,297	12,985	47,683	42,257
Cost of equipment revenue (exclusive of amounts shown below)	19,261	12,368	50,410	31,582
Engineering, design and development	7,988	5,958	21,346	17,992
Sales and marketing	6,240	5,538	18,539	14,093
General and administrative	15,474	15,250	44,289	37,369
Depreciation and amortization	2,716	4,160	10,006	11,824
Total operating expenses	68,976	56,259	192,273	155,117
Operating income	36,342	30,913	103,631	88,299
Other (income) expense:
Interest income	(690)	(34)	(931)	(145)
Interest expense	8,781	10,943	29,442	56,577
Loss on extinguishment of debt and settlement of convertible notes	—	—	—	83,961
Other expense, net	95	143	112	11
Total other expense	8,186	11,052	28,623	140,404
Income (loss) from continuing operations before income taxes	28,156	19,861	75,008	(52,105)
Income tax provision	7,980	131	10,619	443
Net income (loss) from continuing operations	20,176	19,730	64,389	(52,548)
Net loss from discontinued operations, net of tax	—	(8,771)	—	(13,426)
Net income (loss)	$20,176	$10,959	$64,389	$(65,974)

Net income (loss) attributable to common stock per share - basic:
Continuing operations	$0.16	$0.18	$0.53	$(0.52)
Discontinued operations	—	(0.08)	—	(0.13)
Net income (loss) attributable to common stock per share - basic	$0.16	$0.10	$0.53	$(0.65)

Net income (loss) attributable to common stock per share - diluted:
Continuing operations	$0.15	$0.16	$0.50	$(0.52)
Discontinued operations	—	—	—	(0.13)
Net income (loss) attributable to common stock per share - diluted	$0.15	$0.16	$0.50	$(0.65)

Weighted average number of shares
Basic	129,914	109,345	121,762	101,189
Diluted	134,221	133,160	134,454	101,189

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$152,161	$145,913
Accounts receivable, net of allowances of $1,634 and $894, respectively	49,234	37,730
Inventories	46,598	33,976
Prepaid expenses and other current assets	42,415	32,295
Total current assets	290,408	249,914
Non-current assets:
Property and equipment, net	98,688	63,672
Intangible assets, net	50,220	49,554
Operating lease right-of-use assets	75,694	70,989
Other non-current assets, net of allowances of $526 and $455, respectively	49,505	28,425
Deferred income taxes	164,124	185,133
Total non-current assets	438,231	397,773
Total assets	$728,639	$647,687
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$18,413	$17,203
Accrued liabilities	50,677	59,868
Deferred revenue	1,604	1,825
Current portion of long-term debt	7,250	109,620
Total current liabilities	77,944	188,516
Non-current liabilities:
Long-term debt	691,337	694,760
Non-current operating lease liabilities	80,123	77,329
Other non-current liabilities	7,523	7,236
Total non-current liabilities	778,983	779,325
Total liabilities	856,927	967,841
Stockholders’ deficit
Common stock	13	11
Additional paid-in capital	1,383,858	1,258,477
Accumulated other comprehensive income	33,455	1,789
Treasury stock, at cost	(158,375)	(128,803)
Accumulated deficit	(1,387,239)	(1,451,628)
Total stockholders’ deficit	(128,288)	(320,154)
Total liabilities and stockholders’ deficit	$728,639	$647,687

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2022	2021
Operating activities from continuing operations:
Net income (loss)	$64,389	$(52,548)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	10,006	11,824
Loss on asset disposals, abandonments and write-downs	166	121
Provision for expected credit losses	855	55
Deferred income taxes	10,470	147
Stock-based compensation expense	14,101	10,144
Amortization of deferred financing costs and interest rate caps	2,486	3,718
Accretion of debt discount	345	303
Loss on extinguishment of debt and settlement of convertible notes	—	83,961
Changes in operating assets and liabilities:
Accounts receivable	(12,289)	(520)
Inventories	(12,622)	(1,850)
Prepaid expenses and other current assets	12,862	(26,794)
Contract assets	(2,836)	(4,689)
Accounts payable	1,116	2,474
Accrued liabilities	(16,245)	16,245
Deferred revenue	(222)	(849)
Accrued interest	1,720	(7,034)
Other non-current assets and liabilities	(2,363)	1,647
Net cash provided by operating activities from continuing operations	71,939	36,355
Investing activities from continuing operations:
Proceeds from sale of property and equipment	—	1,000
Purchases of property and equipment	(35,187)	(2,833)
Acquisition of intangible assets—capitalized software	(4,745)	(1,171)
Proceeds from (purchase of) interest rate caps	803	(8,629)
Net cash used in investing activities from continuing operations	(39,129)	(11,633)
Financing activities from continuing operations:
Redemption of senior secured notes	—	(1,023,146)
Proceeds from term loan, net of discount	—	721,375
Payments on term loan	(5,438)	(1,813)
Payment of debt issuance costs	—	(20,251)
Repurchases of common stock	(18,375)	—
Payments on financing leases	(136)	(154)
Stock-based compensation activity	(2,703)	(2,234)
Net cash used in financing activities from continuing operations	(26,652)	(326,223)
Cash flows from discontinued operations:
Cash used in operating activities	—	(809)
Cash used in investing activities	—	—
Cash used in financing activities	—	—
Net cash used in discontinued operations	—	(809)
Effect of exchange rate changes on cash	65	28
Increase (decrease) in cash, cash equivalents and restricted cash	6,223	(302,282)
Cash, cash equivalents and restricted cash at beginning of period	146,268	435,870
Cash, cash equivalents and restricted cash at end of period	$152,491	$133,588
Cash, cash equivalents and restricted cash at end of period	$152,491	$133,588
Less: current restricted cash	—	25
Less: non-current restricted cash	330	330
Cash and cash equivalents at end of period	$152,161	$133,233
Supplemental Cash Flow Information:
Cash paid for interest	$28,841	$59,660
Cash paid for taxes	289	326
Non-cash investing activities:
Purchases of property and equipment in current liabilities	$11,549	$225

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Aircraft online (at period end)
ATG	6,777	6,154	6,777	6,154
Satellite	4,484	4,542	4,484	4,542
Average monthly connectivity service revenue per aircraft online
ATG	$3,376	$3,264	$3,342	$3,216
Satellite	297	257	263	248
Units sold
ATG	388	266	944	583
Satellite	43	22	144	169
Average equipment revenue per unit sold (in thousands)
ATG	$68	$66	$69	$72
Satellite	39	102	50	52

•
ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented. This number excludes aircraft receiving ATG service as part of the ATG Network Sharing Agreement with Intelsat.
•
Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide narrowband satellite services as of the last day of each period presented.
•
Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
Average monthly connectivity service revenue per satellite aircraft online. We define average monthly connectivity service revenue per satellite aircraft online as the aggregate narrowband satellite connectivity service revenue for the period divided by the number of months in the period, divided by the number of narrowband satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).
•
Units sold. We define units sold as the number of ATG or narrowband satellite units for which we recognized revenue during the period.
•
Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.
•
Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all narrowband satellite units sold during the period, divided by the number of narrowband satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended September 30,		% Change	For the Nine Months Ended September 30,		% Change
	2022	2021	2022 over 2021	2022	2021	2022 over 2021
Service revenue	$75,252	$66,204	13.7%	$218,983	$190,326	15.1%
Equipment revenue	30,066	20,968	43.4%	76,921	53,090	44.9%
Total revenue	$105,318	$87,172	20.8%	$295,904	$243,416	21.6%

	For the Three Months Ended September 30,		% Change	For the Nine Months Ended September 30,		% Change
	2022	2021	2022 over 2021	2022	2021	2022 over 2021
Cost of service revenue (1)	$17,297	$12,985	33.2%	$47,683	$42,257	12.8%
Cost of equipment revenue (1)	$19,261	$12,368	55.7%	$50,410	$31,582	59.6%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2022	2021	2022	2021	2022
Adjusted EBITDA:
Net income (loss) attributable to common stock (GAAP)	$20,176	$10,959	$64,389	$(65,974)	$22,017
Interest expense	8,781	10,943	29,442	56,577	9,772
Interest income	(690)	(34)	(931)	(145)	(194)
Income tax provision	7,980	131	10,619	443	702
Depreciation and amortization	2,716	4,160	10,006	11,824	3,499
EBITDA	38,963	26,159	113,525	2,725	35,796
Stock-based compensation expense	4,690	5,403	14,101	10,144	5,404
Loss from discontinued operations	—	8,771	—	13,426	—
Loss on extinguishment of debt and settlement of convertible notes	—	—	—	83,961	—
Separation costs related to CA sale	—	450	—	1,170	—
Adjusted EBITDA	$43,653	$40,783	$127,626	$111,426	$41,200

Free Cash Flow:
Net cash provided by operating activities (GAAP) (1)	$27,699	$26,754	$71,939	$36,355	$26,374
Consolidated capital expenditures (1)	(19,982)	(2,178)	(39,932)	(4,004)	(10,895)
Proceeds from (purchase of) interest rate caps (1)	803	—	803	(8,629)	—
Free cash flow	$8,520	$24,576	$32,810	$23,722	$15,479

(1)
See Unaudited Condensed Consolidated Statements of Cash Flows

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2022 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$101	$111
Consolidated capital expenditures	(55)	(55)
Proceeds from interest rate caps	4	4
Free cash flow	$50	$60

Gogo Inc. and Subsidiaries
Reconciliation of Estimated Combined Full-Year 2022 and 2023 GAAP Net Cash
Provided by Operating Activities to Non-GAAP Measures
(in millions, unaudited)

	FY 2022 and 2023 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$220	$230
Consolidated capital expenditures	(100)	(100)
Proceeds from interest rate caps	25	25
Free cash flow	$145	$155

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense included in the results of continuing operations, (ii) the results of discontinued operations, including stock-based compensation expense, (iii) loss on extinguishment of debt and settlement of convertible notes and (iv) separation costs related to the sale of CA. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe that the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the results of our discontinued operations from Adjusted EBITDA because they are not part of our ongoing operations.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt and settlement of convertible notes from Adjusted EBITDA because this activity is not related to our operating performance.

We believe it is useful for an understanding of our operating performance to exclude separation costs related to the sale of CA from Adjusted EBITDA for the three- and nine-month periods ended September 30, 2021 because of the non-recurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue. We present Adjusted EBITDA Margin as a supplemental performance measure because we believe that it provides meaningful information regarding our operating efficiency.

Free Cash Flow represents net cash provided by operating activities, less purchases of property and equipment, the acquisition of intangible assets and the cash flows associated with our interest rate caps. We believe that Free Cash Flow provides meaningful information regarding our liquidity.

To conform to current year presentation, we included the cash paid for our interest rate caps in Free Cash Flow for the nine-month period ended September 30, 2021. We believe it is useful for an understanding of our liquidity to include the cash flows associated with interest rate caps to facilitate a more consistent comparison of net cash paid for interest and the interest rate changes for which we are hedged.